UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Texas Pacific Land Trust

(Name of the Registrant as Specified In Its Charter)

SOFTVEST, L.P.
SOFTVEST ADVISORS, LLC
ART-FGT FAMILY PARTNERS LIMITED
TESSLER FAMILY LIMITED PARTNERSHIP
ERIC L. OLIVER
ALLAN R. TESSLER
HORIZON KINETICS LLC
MURRAY STAHL
HORIZON ASSET MANAGEMENT LLC
KINETICS ADVISERS, LLC
KINETICS ASSET MANAGEMENT LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT INFORMATION

On April 9, 2019, SoftVest, L.P. (“SoftVest LP”) filed a definitive proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests (the “Shares”) for the election of a new trustee of Texas Pacific Land Trust (“TPL”) to fill the vacancy created by the resignation of Maurice Meyer III (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”).  INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the Proxy Statement, any amendments or supplements thereto and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).

SoftVest Advisors, LLC, SoftVest LP, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership, Allan R. Tessler, Horizon Kinetics LLC, Horizon Asset Management LLC, Kinetics Advisers, LLC, Kinetics Asset Management LLC and Murray Stahl may be deemed participants in the solicitation of proxies from holders of Shares in connection with the matters to be considered at the Special Meeting. Information about such participants’ direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.

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The following is a transcript of a video made available by SoftVest LP on April 16, 2019.  The video is available at https://vimeo.com/330849206/5eb7bbd692.

Hi, my name’s Eric Oliver. I’m the nominee on the white proxy. I got mine yesterday. Thought it would be helpful if you came and visited me in my office. It’s April 16th. It’s the day after tax day, but it’s also the day after the letter you received from the trustees just talking about what a bad guy I am. So I wanted you to see me first hand. That I don’t have any horns. I don’t have a pitchfork.  I’m not a dissident. I’m not an activist. As a matter of fact, my wife wishes I was more active on yard day and taking the trash out. But my sole goal and sole purpose in this election is to maximize value for all shareholders.

So what I’d like you to do is just see where I live and what I do every day. Here’s my Bloomberg terminal. Here are our maps. So this whole wall is a magnetic wall where we have, this would be Howard County, Martin County, Midland County, Glasscock County, my favorite map in my office is this cross section map which shows the Midland Basin and the most important, the Delaware Basin. So you can see the thickest part of the wolfcamp is here in Loving County where Texas Pacific Land has a high concentration of non-participating royalty interests. These maps here I got from Roy Thomas over ten years ago. I went to Dallas. He was kind enough to give me pictures showing their surface acreage, their non-participating royalty interests. The red’s the 1/128th and the green is the 1/16th. We’ve since digitized these and we keep track weekly of all activity on Texas Pacific land, whether it’s a permit, whether it’s a rig running, or whether it’s a completion. Here we’ve got Reeves County, south Reeves County, along the Pecos River. Over here we’ve got west Winkler, Loving County. Again, all the blue TPL land. All the red’s 1/128th. We keep track of engineering data, completion reports. Trying to estimate what the original oil in place is in each of these sections. What the EURs are. And ultimately, what’s the net present value of Texas Pacific Land royalty.

What I want to say to all of you is this election is so important. There’s only been four elections in thirty years. And with a lifetime appointment, we may not have another meeting until another trustee dies or resigns. Which, actuaries tell me could be thirteen years. So Murray and Alan and I got our heads together and said this election is so important we need to at least let our voice be heard. That we think it’s time for modern corporate government. We think it’s time for term limits. We think it’s time to expand the board. To have real committees. Have functioning accountability and checks and balances in place. We believe it’s important that the board be represented by its owners. If my opponent is elected, it would be the least amount of ownership on the board in over fifty years, since the Frasier and the Meyer family have served for three generations. And finally, we think this third and final seat deserves to have an expert in the oil and gas and royalty and Permian Basin marketplace.

So I’m asking you today for your vote, if you’ve already voted for my opponent it’s not too late to change and vote for me on the white card. I’ll be doing more of these videos. I apologize for the quality of the video. It’s on an iPhone. But we’re spending our own money in this election and we’re trying to be frugal, but yet we’re trying to get our message out. So please vote for me, Eric Oliver, in this election. Thank you.